Exhibit 1

               IIJ-Tech Makes Investment in IPMobile Incorporated

    TOKYO--(BUSINESS WIRE)--Sept. 30, 2005--Internet Initiative Japan Inc. ("IIJ", NASDAQ: IIJI), one of Japan's leading Internet-access and comprehensive network solutions providers, today announced that the Board of Directors of IIJ Technology Inc. ("IIJ-Tech"), IIJ's 69.0% owned subsidiary, decided on September 29, 2005, to purchase stock from IPMobile Incorporated as part of a private placement to third-parties.
    Underlying the decision, IIJ's CEO and IIJ-Tech's Chairman, Koichi Suzuki explained, "We see potential in this investment which will be beneficial to both parties. First, we believe there will be potential synergies that can be derived from this partnership. IPMobile has a nascent service that can be used as a platform for the development of new solutions, and IIJ-Tech has extensive IP network technology and expertise in building systems. Second, both parties plan to work together on advancing new systems integration projects, and IPMobile will use the capital injection to proceed with the roll-out of a planned mobile broadband service."
    The total value of this third-party stock allocation is JPY 875 million. IIJ-Tech's participation is JPY 50 million.
    For details on IPMobile Incorporated, please see http://www.ipmobile.jp/english/.

    About IIJ

    Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ:
IIJI) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

    About IIJ-Tech

    IIJ Technology Inc. (IIJ-Tech) was established in November 1996 by IIJ, Sumitomo Corp., Itochu Corp., Sumitomo Electric Industries, Hitachi Software Engineering, Sun Microsystems, Toyota, Hewlett Packard Japan and others. IIJ-Tech provides comprehensive Internet systems integration and consulting services for corporate networks and e-commerce systems.

    The statements within this release contain forward-looking statements about our future plans that involve risk and uncertainty. These statements may differ materially from actual future events or results. Readers are referred to the documents furnished by Internet Initiative Japan Inc. with the SEC, specifically the most recent reports on Forms 20-F and 6-K, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

    CONTACT: IIJ Group Media/Investor Relations Office
             Tel: +81-3-5259-6310
             E-mail: press@iij.ad.jp
             URL: http://www.iij.ad.jp/